Exhibit 99.1

FOR IMMEDIATE RELEASE

FOUNTAIN POWERBOATS ACQUIRES BAJA MARINE ASSETS FROM BRUNSWICK

Fountain Powerboats Acquires Baja Marine Assets from Brunswick

WASHINGTON, N.C. – June 3, 2008 – Fountain Powerboat Industries, Inc. (AMEX:FPB), a leading manufacturer of high performance sport boats, fish boats and express cruisers, today announced that its wholly-owned subsidiary, Baja By Fountain, Inc., has acquired certain assets of Baja Marine Corporation, a subsidiary of Brunswick Corporation (NYSE: BC). Baja produces high performance sport boats in lengths from 19 feet to 40 feet.

Fountain expects to begin manufacturing the Baja by Fountain boat product line for the 2009 model year, according to Fountain Powerboat founder and CEO Reggie M. Fountain, Jr. “We are pleased to complete this transaction, and are very happy with the progress being made in bringing Baja and its popular portfolio into the fold. This action unites two of the leading brands within the powerboat segment, adding several popular models to our product portfolio, including the Outlaw, Performance and Islander model line-ups. Likewise, we are excited to deepen our long-standing relationship with Mercury Marine, which will continue to provide marine engines and certain other power components for Baja boats manufactured by Fountain through a long-term agreement.”

Additional information related to these transactions is disclosed in a Form 8-K being filed with the Securities and Exchange Commission.

About Fountain Powerboats, Inc.

Fountain Powerboats, Inc., a subsidiary of Fountain Powerboat Industries, Inc., has its executive offices and manufacturing facilities along the Pamlico River in Beaufort County, North Carolina. The company designs, manufactures and sells offshore sport boats, sport fishing boats and express cruisers that target the segment of the recreational power boat market where speed, performance, safety and quality are the main criteria for purchase. These recreational boats are based upon an innovative, award-winning design enabling world class performance while using standard reliable power. There are currently 12 buildings located on 65 acres totaling over 237,000 square feet accommodating 40 to 45 boats in various stages of construction at any one time. The present plant site can also accommodate up to 300,000 square feet of additional manufacturing space. The land and buildings are wholly owned by Fountain Powerboat Industries, Inc. and its subsidiary, Fountain Powerboats, Inc. For more information, visit www.fountainpowerboats.com.

Safe Harbor for Forward-Looking Statements

Except for the historical information contained herein, this press release contains forward-looking statements, including statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates” and similar words. Such forward-looking statements are subject to known and unknown risks, uncertainties or other factors that may cause the company’s actual results to be materially different from historical results or any results expressed or implied by such forward-looking statements. The potential risks and uncertainties, include, but are not limited to, delays and unexpected costs for beginning construction of Baja boats, higher than expected costs to build boats, defects in acquired assets, lower than expected future market demand for Baja boats, the volatile and competitive nature of the industry, and changes in domestic and international market conditions, and foreign exchange rates. We assume no obligation to update any forward-looking statements to reflect events or circumstances arising after the date hereof. Further information on the factors and risks that could affect Fountain Powerboat Industries, Inc.’s business, financial condition and results of operations are included under the “Risk Factors” or “Factors Affecting Our Operating Results” sections of Fountain Powerboat Industries, Inc. public filings with the Securities and Exchange Commission, available at (http://www.sec.gov).